EXHIBIT 3.3

RESOLUTIONS
OF THE
BOARD OF DIRECTORS
OF
GREENE COUNTY BANCSHARES, INC.

     WHEREAS, Mr. James A. Emory (“Mr. Emory”) has elected to retire as a member of Greene County Bancshares, Inc.’s (the “Company”) Board of Directors at the Company’s 2003 Annual Meeting of Shareholders; and

     WHEREAS, Section 11(d) of the Company’s Bylaws (the “Bylaws”) provides that the “Board of Directors, at its discretion, may name retired directors to the classification of Director Emeritus”; and

     WHEREAS, the Board of Directors believes that it is the best interests of the Company and its shareholders to continue to have access to the advice and guidance of Mr. Emory through his appointment as Director Emeritus; and

     WHEREAS, the Bylaws do not currently describe the duties of the Company’s Chief Executive Officer; and

     WHEREAS, the Board of Directors believes that it is in the best interests of the Company to amend the Bylaws so that the Bylaws describe the duties of the Company’s Chief Executive Officer; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company that the Bylaws be amended by the adoption of the amendments set forth in Exhibits A and B attached hereto (collectively the “Bylaw Amendments”); and

     WHEREAS, Section 37 of the Bylaws provides, in relevant part, that the Board of Directors may amend the Bylaws and adopt new Bylaws by a majority vote of the members of the Board of Directors who are present, provided, however, any amendment to the Bylaws changing the number of directors shall require the affirmative vote of a majority of the members of the entire Board of Directors.

     NOW, THEREFORE, BE IT HEREBY:

     RESOLVED, that, Mr. Emory is hereby appointed to the position of Director Emeritus of the Company’s Board of Directors, effective upon his retirement at the Company’s 2003 Annual Meeting of Shareholders; and

     FURTHER RESOLVED, that, the Board of Directors hereby approves the Bylaw amendment attached hereto as Exhibit A effective as of April 23, 2003, the scheduled date for the Company’s 2003 Annual Meeting of Shareholders; and

     FURTHER RESOLVED, that, the Board of Directors hereby approves the Bylaw amendment attached hereto as Exhibit B effective immediately; and

     FURTHER RESOLVED, that, the Bylaw Amendments as set forth in Exhibits A and B may be modified as necessary with the advice of counsel; and

     FURTHER RESOLVED, that, the Secretary or his designate is hereby directed to prepare amended and restated Bylaws that reflect the Bylaw Amendments attached hereto as Exhibits A and B; and

     FURTHER RESOLVED, that, all prior actions taken by the President of the Company or his designees or assigns in connection with the preparation of the amended and restated Bylaws are hereby, approved, ratified and confirmed; and

     FINALLY RESOLVED, that, the President of the Company or his designees or assigns is hereby authorized to take all such other actions as may be necessary to carry out the purpose of these resolutions.

* * * * *

     The undersigned, being the Secretary of Greene County Bancshares, Inc., does hereby swear and affirm that the foregoing resolutions were unanimously adopted by the Board of Directors on February 18, 2003, at a meeting duly called.

/s/ Davis Stroud Davis Stroud Secretary

EXHIBIT A

It is proposed and approved that the Bylaws be amended to replace the current Section 11(a), with a new Section 11(a), effective as of April 23, 2003, which would read as follows:

     "(a) Number, Classification and Term. The Board of Directors shall consist of ten (10) members. The Board of Directors shall be divided into three classes equal in number. The members of each class shall be elected for a term of three (3) years and until their successors are elected and qualified, except during an interim arrangement immediately following adoption of the provisions in the Corporation’s Charter regarding the Classified Board. One (1) class shall be elected by ballot annually.”

EXHIBIT B

     It is proposed and approved that the Bylaws be amended to replace the current Section 23(b), with new Sections 23(b) and (c), effective immediately, which would read as follows:

"(b) Chief Executive Officer. The Chief Executive Officer, in the absence of the Chairman, shall preside at all meetings of the shareholders and of the Board of Directors. The Chief Executive Officer shall be responsible for carrying out the orders of and the resolutions and policies adopted by the Board of Directors and shall have general management of the business of the Corporation and shall exercise general supervision over all of its affairs. In addition, the Chief Executive Officer shall have such powers and perform such duties as may be provided for herein and as are normally incident to the office and as may be prescribed by the Board of Directors. If and at such time as the Board of Directors so determines, the Chief Executive Officer may also serve as the Chairman, or the President of the Corporation.

(c) President. The President, in the absence of the Chairman, and the Chief Executive Officer, shall preside at all meetings of the shareholders and of the Board of Directors. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors has appointed another person to such office, in which case the President shall be the Chief Operating Officer of the Corporation and shall have such powers and perform such duties as may be provided for herein and as are normally incident to the office and as may be prescribed by the Board of Directors, the Chairman of the Board, or the Chief Executive Officer.”

     In addition, it is proposed and approved to amend Section 23 of the Bylaws, effective immediately, as follows:

     The current Section 23(c) shall be renumbered as the new Section 23(d);

     The current Section 23(d) shall be renumbered as the new Section 23(e);

     The current Section 23(e) shall be renumbered as the new Section 23(f); and

     The current Section 23(f) shall be renumbered as the new Section 23(g).